Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-00000) and related Prospectus of PharmAthene, Inc. for the registration of up to $50,000,000 in shares of its common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated March 31, 2008, with respect to the consolidated financial statements of PharmAthene, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
January 28, 2009